Exhibit 99.2

Cascade Microtech, Inc.

Pro Forma Condensed Consolidated Balance Sheet

As Of June 30, 2011

(Unaudited)

(In thousands, except per share amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$13,403	$525	(a)	$13,928
Short-term marketable securities	2,909	—		2,909
Restricted cash	1,631	—		1,631
Accounts receivable, net of allowances of $269 and $415	23,313	(577	)(b)	22,736
Inventories	22,840	(571	)(c)	22,269
Prepaid expenses and other	3,080	(1	)(d)	3,079

Total Current Assets	67,176	(624)		66,552

Long-term marketable securities	3,498	—		3,498
Fixed assets, net of accumulated depreciation of $21,500 and $19,820	10,361	(1,100	)(e)	9,261
Goodwill	1,089	—		1,089
Purchased intangible assets, net of accumulated amortization of $2,060 and $1,654	2,736	—		2,736
Other assets, net of accumulated amortization of $3,482 and $3,248	3,048	—		3,048

Total Assets	$87,908	$(1,724)		$86,184

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$6,835	$(98	)(f)	$6,737
Deferred revenue	3,566	—		3,566
Accrued liabilities	7,781	(14	)(g)	7,767

Total Current Liabilities	18,182	(112)		18,070
Deferred revenue	133	—		133
Other long-term liabilities	3,290	(42	)(g)	3,248

Total Liabilities	21,605	(154)		21,451
Shareholders’ Equity:
Common stock, $0.01 par value. Authorized 100,000 shares; issued and outstanding: 14,644 and 14,500	146	—		146
Additional paid-in capital	91,925	—		91,925
Accumulated other comprehensive income	852	—		852
Accumulated deficit	(26,620)	(1,570	)(h)	(28,190)

Total Shareholders’ Equity	66,303	(1,570)		64,733

Total Liabilities and Shareholders’ Equity	$87,908	$(1,724)		$86,184

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Cascade Microtech, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2011

(Unaudited)

(In thousands, except per share amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Revenue	$55,264	$(1,702	)(i)	$53,562
Cost of sales	33,457	(800	)(j)	32,657

Gross profits	21,807	(902)		20,905

Operating expenses:
Research and development	6,006	(244	)(k)	5,762
Selling, general and administrative	16,913	(886	)(k)	16,027
Amortization of purchased intangibles	406	—		406

	23,325	(1,130)		22,195

Loss from operations	(1,518)	228		(1,290)

Other income (expense):
Interest income, net	32	—		32
Other, net	(184)	(1	)(l)	(185)

	(152)	(1)		(153)

Loss before income taxes	(1,670)	227		(1,443)
Income tax expense	248	—	(m)	248

Net loss	$(1,918)	$227		$(1,691)

Basic and diluted net loss per share	$(0.13)			$(0.12)

Shares used in per share calculations	14,571			14,571

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Cascade Microtech, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 30, 2010

(Unaudited)

(In thousands, except per share amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Revenue	$95,799	$(3,202	)(i)	$92,597
Cost of sales	59,714	(2,563	)(j)	57,151

Gross profits	36,085	(639)		35,446

Operating expenses:
Research and development	12,612	(797	)(k)	11,815
Selling, general and administrative	33,046	(2,090	)(k)	30,956
Amortization of purchased intangibles	783	—		783

	46,441	(2,887)		43,554

Loss from operations	(10,356)	2,248		(8,108)

Other income (expense):
Interest income, net	70	—		70
Other, net	(38)	(22	)(l)	(60)

	32	(22)		10

Loss before income taxes	(10,324)	2,226		(8,098)
Income tax expense (benefit)	15	21	(m)	36

Net loss	$(10,339)	$2,205		$(8,134)

Basic and diluted net loss per share	$(0.72)			$(0.57)

Shares used in per share calculations	14,286			14,286

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Cascade Microtech, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation

On September 22, 2011, we entered into an Asset Purchase Agreement (the “Agreement”) with R&D Sockets Inc. (the “Buyer”) to sell substantially all assets and liabilities of Gryphics, Inc. (“Gryphics”), our wholly owned subsidiary, as of September 23, 2011 for $525,000 in cash, and a $25,000 note receivable from the Buyer to be paid one year from the date of close.

The transferred assets include the inventory, accounts receivable, fixed assets, commitments with specific customers and suppliers, and intellectual property, including patents, technology and trademarks, of Gryphics. The Buyer has agreed to assume the accounts payable, product warranty obligations and building lease of Gryphics.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2011, presents pro forma effects of the transaction as if the sale had occurred on June 30, 2011. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2010 and the six months ended June 30, 2011, present the pro forma effects as if the sale had occurred on December 31, 2009.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to present what our results would have been had the disposition actually occurred on the dates presented or to project our results from operations or financial position for any future period. These unaudited pro forma condensed consolidated financial statements and accompanying notes should be read together with our audited consolidated financial statements and the accompanying notes, as of and for the year ended December 31, 2010 and our unaudited condensed consolidated financial statements and the accompanying notes as of and for the three and six months ended June 30, 2011.

2. Notes Regarding the Unaudited Pro Forma Adjustments

(a)	Represents cash received in connection with the sale of the assets and liabilities of Gryphics on the date of close.

(b)	Represents accounts receivable of Gryphics as of June 30, 2011 that were sold in this transaction.

(c)	Represents inventories of Gryphics as of June 30, 2011 that were sold in this transaction.

(d)	Represents prepaid expenses of $26,000 related to Gryphics as of June 30, 2011 that were sold in this transaction, and note receivable of $25,000 from the Buyer received in connection with the sale of the assets and liabilities of Gryphics to be paid one year from the date of close.

(e)	Represents fixed assets of Gryphics as of June 30, 2011 that were sold in this transaction.

(f)	Represents amounts payable for services and inventory of Gryphics as of June 30, 2011 that were assumed by the Buyer.

(g)	Represents amounts payable for external sales commissions and accrued lease obligations of Gryphics as of June 30, 2011 that were assumed by the Buyer.

(h)	Represents the estimated loss resulting from this divestiture, net of estimated income taxes, if this transaction had closed on June 30, 2011.

(i)	Represents the elimination of revenue related to Gryphics.

(j)	Represents the elimination of cost of sales, including stock-based compensation, directly related to Gryphics. This amount excludes any shared or indirect costs, normally allocated to Gryphics for segment reporting, that will continue after the divestiture. Cost of sales related to Gryphics in 2010 included restructuring charges of approximately $182,000 for severance, inventory write-offs and shorter useful lives of fixed assets.

(k)	Represents the elimination of operating expenses, including stock-based compensation, directly related to Gryphics. This amount excludes any shared or indirect costs, normally allocated to Gryphics for segment reporting, that will continue after the divestiture. Operating expenses related to Gryphics in 2010 included restructuring charges of approximately $157,000 for severance and shorter useful lives of fixed assets.

(l)	Represents the elimination of other income directly related to Gryphics.

(m)	Represents the elimination of income taxes directly related to Gryphics. There was no federal income tax expense or benefit related to Gryphics for the six-months ended June 30, 2011. State taxes were insignificant.